UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 13, 2007

SELECT MEDICAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation)	000-32499 (Commission File Number)	23-2872718 (I.R.S. Employer Identification No.)

4716 Old Gettysburg Road, P.O. Box 2034, Mechanicsburg, PA 17055
(Address of principal executive offices) (Zip Code)
(717) 972-1100
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
SIGNATURE

Item 5.02      Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) On February 13, 2007, the Compensation Committee of the Board of Directors of Select Medical Corporation (the “Company”) and the Company’s parent, Select Medical Holdings Corporation (“Holdings”) adopted the Annual Incentive Compensation Plan Matrix for 2007 for certain of its executive officers (the “2007 Incentive Compensation Plan”). Each of the participants in the 2007 Incentive Compensation Plan has a bonus target expressed as a percentage of the participant’s base salary paid during the year. The target bonus percentage for each of the named executive officers who participate in the 2007 Incentive Compensation Plan was set as follows:

Name of Executive	Target Bonus Percentage
Rocco A. Ortenzio	80%
Robert A. Ortenzio	80%
Patricia A. Rice	50%
Martin F. Jackson	50%
Under the 2007 Incentive Compensation Plan, actual awards can range from 0% to 250% of the participant’s target bonus percentage amount times a participant’s base salary, depending on the Company’s financial performance in 2007 as compared to pre-determined goals for return on equity and earnings per share. If the Company does not achieve its performance goal for either return on equity or earnings per share in 2007, no awards will be made under the 2007 Incentive Compensation Plan. If both of the performance goals are met in 2007, the participants will receive cash awards equal to the target bonus percentage listed above times the participant’s base salary. If one or both of the performance goals are exceeded, the participants may receive cash awards greater than the target bonus percentage listed above, up to a maximum cash award of 250% of such target bonus percentage multiplied by such participant’s base salary, depending upon by what amount each of the performance goals are exceeded. For example, a participant whose target bonus percentage is 50% is eligible to receive a cash award equal to 125% of the participant’s base salary if the maximum cash award of 250% is achieved (i.e., 250% times 50% equals 125%).

SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SELECT MEDICAL CORPORATION
Date: February 20, 2007	By:	/s/ Michael E. Tarvin
Michael E. Tarvin
Senior Vice President, General Counsel and Secretary